UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2008
______________________________

Bristow Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 West Sam Houston Parkway South, Suite 1700
Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report:

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Awards Under the Bristow Group Inc. Fiscal Year 2008 Annual Incentive Compensation Plan.  On June 5, 2008, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Bristow Group Inc. (the “Company”) approved the payment of bonuses to participants of the Bristow Group Inc. Fiscal Year 2008 Annual Incentive Compensation Plan (the “2008 Plan”) which was approved on May 3, 2007 as disclosed in our prior 8-K filed on May 8, 2007, in which certain key employees of the Company, including each of the executive officers listed below (the “Named Executive Officers”), of the Company are eligible to participate. The plan provided for payment of cash bonuses to participants following the completion of the fiscal year subject to the attainment of certain performance goals. Performance goals include Earnings per Share (“EPS”), Earnings before Interest Taxes and Depreciation (“EBITDA”), Return on Capital Employed (“ROCE”), safety measures, and a portion related to individual performance, all as defined in the 2008 Plan. The amounts paid were derived after reviewing the performance goals in comparison to actual fiscal year 2008 results. The following are the amounts approved for each of the Named Executive Officers:

Name	Bonus Amount
William E. Chiles	$800,000
Perry L. Elders	$381,077
Richard D. Burman*	$220,720
Mark B. Duncan	$201,522
Michael R. Suldo	$127,307

Awards under the Bristow Group Inc. 2007 Long Term Incentive Plan.  The Company has previously adopted the Bristow Group Inc. 2007 Long Term Incentive Plan (the “2007 Plan”), under which a maximum of 1,200,000 shares of Common Stock of the Company, or cash equivalents of Common Stock, were reserved for awards to directors, officers and key employees. Awards granted under the 2007 Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards, cash awards or any combination thereof. On June 5, 2008, the Compensation Committee approved awards of stock options, restricted stock and long term performance cash to each of the Named Executive Officers listed below under the 2007 Plan:

Name	Stock Options (Shares)	Restricted Stock (Shares)	Performance Cash (at target)
William E. Chiles	36,100	16,100	$889,300
Perry L. Elders	14,800	6,600	$365,432
Richard D. Burman*	12,200	5,500	$300,412
Mark B. Duncan	13,600	6,100	$334,072

Each of the stock options has a ten-year term, has an exercise price equal to the fair market value (as defined in the 2007 Plan) of the Common Stock on the grant date (June 5, 2008) of $50.25 per share.  The options will vest in annual installments of one-third each beginning on the first anniversary of the grant date.  Restricted stock grants vest at the end of three years.  Performance cash awards allow the recipient to receive from -0- to 200% of the target amount shown at the end of three years depending on how the Company’s total shareholder return (“TSR”) ranks among the Company’s compensation peer group over the performance period.  If the Company’s TSR for the performance period is below the 25th percentile, nothing is earned by the recipient on account of the performance cash award.  The cash payout then ranges from 40% to 200% of the target amount for TSR ranging from the 25th percentile to the 75th percentile.  Each of the awards under the 2007 Plan is dependent on the officer's continued employment with the Company, subject to the conditions and exceptions specified in the awards.

The foregoing description of stock options, restricted stock and performance cash awards is qualified in its entirety by the forms of stock option, restricted stock and performance cash award letters attached hereto as Exhibits 10.1, 10.2 and 10.3, and incorporated herein by reference.

Annual Base Salary Adjustments.  On June 5, 2008, but effective April 1, 2008, the Compensation Committee approved an increase of the base salaries of four of the Named Executive Officers.  The new salaries for the Named Executive Officers are set forth below:

Name	New Salary
William E. Chiles	$750,000
Perry L. Elders	$455,000
Richard D. Burman*	$346,000
Mark B. Duncan	$325,000

*Mr. Burman is paid in pounds sterling. All cash amounts shown above are converted to U.S. dollars at the rate in effect on May 21, 2008 ($1.96/£).

Fiscal Year 2009 Annual Incentive Compensation Plan.  On June 5, 2008, the Compensation Committee approved the Bristow Group Inc. Fiscal Year 2009 Annual Incentive Compensation Plan (the “2009 Plan”) in which certain key employees of the Company, including each of the Named Executive Officers listed below are eligible to participate.  The 2009 Plan provides for payment of cash bonuses to participants following the completion of the fiscal year subject to the attainment of certain performance goals. Performance Goals include EPS, ROCE, safety measures and a portion related to individual performance, all as defined in the 2009 Plan. The following are the participation levels expressed as a percentage of annual salary for each of the Named Executive Officers:

Name	Target Level	Maximum
William E. Chiles	100%	200%
Perry L. Elders	75%	150%
Richard D. Burman	50%	100%
Mark B. Duncan	50%	100%

The foregoing description of the 2009 Plan is qualified in its entirety by the 2009 Plan, a copy of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(c)           Exhibits

Exhibit Number                                                                Description of Exhibit
10.1	Form of Stock Option Award Letter

10.2	Form of Restricted Stock Award Letter

10.3	Form of Performance Cash Award Letter

10.4	Bristow Group Inc. Fiscal Year 2009 Annual Incentive Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2008

BRISTOW GROUP INC.
(Registrant)

By: /S/ Randall A. Stafford
       Randall A. Stafford
       Vice President and General Counsel, Corporate Secretary